SECOND AMENDMENT TO RIGHTS AGREEMENT

     This Second Amendment to Rights Agreement (the "Second Amendment"), made and entered into as of the 14th day of November 2002, is by and between CRIIMI MAE INC., a Maryland corporation (the "Corporation"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation, as Rights Agent (the "Rights Agent").

                                    RECITALS

     A. The Corporation and the Rights Agent are party to a Rights Agreement dated as of January 23, 2002, as amended by Amended and Restated First Amendment to Rights Agreement dated as of June 10, 2002 (as so amended, the "Rights Agreement").

     B. Pursuant to Section 27 of the Rights Agreement, the Corporation may amend the Rights Agreement without the approval of any holders of Rights Certificates (as defined in the Rights Agreement) as the Corporation may deem necessary or desirable until such time as the Rights (as defined in the Rights Agreement) are no longer redeemable.

     C. The Rights are currently redeemable.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Amendatory Provision.  The definition of "Acquiring Person" contained in
Section 1(a) of the Rights Agreement is hereby amended by inserting the following clause (vi) in full at the end of the first sentence of the definition of "Acquiring Person":

         , and (vi) Brascan Real Estate Financial Investments LLC, a Delaware limited liability company ("Brascan"), unless and until such time as Brascan becomes the Beneficial Owner of Common Shares other than (a) Common Shares received pursuant to the Investment Agreement dated as of November 14, 2002 between the Corporation and Brascan, and (b) Common Shares received pursuant to a stock dividend on, or subdivision of, the Common Shares received pursuant to such Investment Agreement.

     2. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Rights Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect.

     3. Governing Law. This Second Amendment shall be governed by the internal laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

     4. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which taken together, shall constitute one and the same instrument.

     5. Enforceability. If any provision of this Second Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Second Amendment or the Rights Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Second Amendment and the Rights Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                          [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the day and year first above written.


                                               CRIIMI MAE INC.



Attest:  /s/Nancy E. Currier                   By:  /s/David B. Iannarone
         -----------------------------         -------------------------------
         Name:    Nancy E. Currier             Name:  David B. Iannarone
         Title:   Assistant Secretary          Title: Executive Vice President


                                               REGISTRAR AND TRANSFER
                                               COMPANY, as Rights Agent



Attest:  /s/Walter Boraczek                    By:  /s/William P. Tatler
         ---------------------------------     ---------------------------
         Name:    Walter Boraczek              Name:  William P. Tatler
         Title:   Vice President               Title: Vice President